                                                                 Exhibit 11
Statements re computation of per share earnin                    ----------

(In Thousands Except for Per Share Data)
                                                             Year ended December 31
                                                       -----------------------------------
                                                         1994        1993         1992
                                                       ---------   ---------   -----------
Weighted average common stock outstanding............     8,794       8,716         8,678

Common equivalent shares for stock option plan using
    the treasury stock method........................       107          98
                                                       ---------   ---------   -----------
Weighted average shares outstanding..................     8,901       8,814         8,678
                                                       =========   =========   ===========
Net income...........................................   $12,612     $11,573        $9,521
                                                       =========   =========   ===========
Net income per share.................................     $1.42       $1.31         $1.10
                                                       =========   =========   ===========

All share and per share information has been adjusted for the 3% stock dividend issued in December 1994.